Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
This Separation Agreement and General Release of all Claims (this “Agreement”) is entered into by and among DHI Group, Inc. (the “Company”), Dice Inc., and Shravan Goli (the “Executive”) (collectively, the “Parties”), and is dated as of June 16, 2017 (the “Effective Date”).
WHEREAS, the Executive has been employed by the Company and its subsidiaries pursuant to that certain Employment Agreement, dated as of February 11, 2013, between Dice Inc. and the Executive (the “Employment Agreement”); and
WHEREAS, the Company and the Executive have agreed that the Executive’s employment with the Company and its subsidiaries terminated effective as of the close of business on May 31, 2017 (the “Termination Date”).
NOW, THEREFORE, in consideration of the promises, mutual covenants and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Termination of Employment.
A.    The Executive’s last day of active employment with the Company and its subsidiaries was the Termination Date.
B.    Effective as of the close of business on the Termination Date, the Executive shall be deemed to have resigned from any and all titles, positions, appointments and other positions of responsibility the Executive holds with any member of the Company and each of its subsidiaries (collectively, the “Company Group”), whether as an officer, director, employee, consultant, independent contractor, trustee, fiduciary, agent or otherwise. The Executive agrees to take any and all actions and execute any and all documents as are reasonably necessary to effect such resignations. Effective as of the close of business on the Termination Date, the Executive shall have no authority to act on behalf of the Company Group and shall not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of the Company Group, or otherwise act in an executive or other decision-making capacity with respect to the Company Group.
C.    Accrued Obligations. As soon as reasonably practicable following the Termination Date, or such earlier date as may be required by applicable state statute or regulation, the Executive shall be entitled to receive the payments and benefits described below (the “Accrued Obligations”):
(i)any annual base salary or other compensation earned but not paid to the Executive prior to the Termination Date with such payment being made on the first regularly scheduled payroll date occurring following the Termination Date;
(ii)    payment for any accrued but unused vacation days, with such payment being made on the first regularly scheduled payroll date occurring following the Termination Date; and
(iii)    any legitimate business expenses that remain unreimbursed as of the Termination Date that are submitted for reimbursement in accordance with Company Group policy within thirty (30) days from the Termination Date.

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For the avoidance of doubt, the Accrued Obligations described in this Section 1C are not intended to result in any duplication of any payments or benefits described in this Agreement or any compensation or benefits plans, policies, programs, agreements or arrangements of the Company Group.

2.	Certain Payments and Benefits.
A.    In consideration for the Executive’s entering into this Agreement and provided that (1) the Executive has not been terminated by any member of the Company Group for Cause (as defined in the Employment Agreement); (2) the Executive complies with the terms hereof (including the duties of Section 1.A above) and (3) the Executive complies with the Release Condition set forth in Section 3 hereof, (i) the Executive shall be entitled to receive a cash separation payment in the amount of $455,000.00 payable in a lump sum within fifteen (15) days following the Release Effective Date (the “Separation Payment”) and (ii) the Executive shall be entitled to receive a pro rata bonus for the period through the Termination Date of $65,000.00 (“Pro Rata Bonus”), payable when bonuses are paid to similarly situated active employees of the Company but not later than March 15, 2018 and (iii) reimbursement for the cost of health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), in excess of the cost of such benefits that active employees of the Company Group are required to pay, for a period of 12 months (or until the Executive obtains individual or family coverage through another employer, if earlier) (the “COBRA Period”), provided that the Executive elects COBRA coverage and subject to the conditions that: (A) the Executive is responsible for immediately notifying the Company Group if Executive obtains alternative insurance coverage, (B) the Executive will be responsible for the entire COBRA premium amount after the end of the COBRA Period; (C) if the Executive declines COBRA coverage, then the Company (or, if applicable, one of its subsidiaries) will not make any alternative payment to the Executive in lieu of paying for COBRA premiums, and (D) such COBRA reimbursement payments shall be paid on an after tax basis as additional taxable compensation to the Executive.
B.    Except as otherwise provided herein, as of and after the Termination Date, the Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by any member of the Company Group in respect of periods commencing on and following the Termination Date, including, without limitation, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. The Executive shall be entitled to all benefits accrued up to the Termination Date, to the extent vested, under all employee benefit plans of any member of the Company Group, in accordance with the terms of such plans. Effective as of the Termination Date the Executive shall not be entitled to any other benefits or perquisites from the Company Group.
C.    The Executive acknowledges, agrees and confirms that the payments and benefits from and after the Termination Date as set forth in this Agreement includes all compensation due and owing to the Executive from the Company Group with respect to his employment with the Company Group and under the Employment Agreement and from any and all other sources of entitlement from the Company Group, in each case, from and after the Termination Date, including but not limited to all wages, salary, commissions, bonuses (including any bonus for the year of termination), incentive payments, equity payments, expense reimbursements, leave, vacation and sick pay, severance pay or any other payments and benefits. The Executive further acknowledges and agrees that the Company Group has satisfied all of its obligations owed to the Executive pursuant to the Employment Agreement and otherwise related to his employment with the Company Group as of and through the date hereof. The Executive acknowledges and agrees that any of the Executive’s outstanding and unvested equity based awards shall immediately terminate and expire as of the Termination Date.
3.    Release Conditions. The Separation Payment and Pro Rata Bonus described in Section 2 are conditioned upon the Executive’s execution and delivery of this Agreement (which includes the general waiver and release of claims provided in Section 7 of this Agreement) and non-revocation of such release by the Executive during the seven-day revocation period set forth in Section 7F below. Notwithstanding anything to the contrary in this Agreement, if the Executive does not execute and deliver this Agreement so that it becomes effective in accordance with its terms, then the Executive shall not be entitled to receive the payments or benefits described in Section 2.A.i or Section 2.A.ii, and the Company Group shall not have any further obligations to the Executive under this Agreement except as otherwise required by applicable law or the Employment Agreement; provided, that any such revocation shall have no effect on the effective termination of the Executive’s employment as of the Termination Date.
4.    Survival of Certain Provisions of the Employment Agreement. The Executive acknowledges and agrees that, except as otherwise specifically provided in this Agreement, the provisions of the Employment Agreement that are contemplated by their terms to survive the Termination Date (including, without limitation, the intellectual property and confidentiality covenant in Sections 3 and 4 and the non-solicitation covenant in Section 5 thereof) shall remain in full force and effect and are incorporated herein as binding material terms, and the Executive shall remain subject to the obligations contained therein. Exhibit A attached hereto reproduces the provisions of Sections 3, 4, 5 and 7 of the Employment agreement for purposes of convenience. The Executive hereby agrees that prior to commencing employment with, or commencing to provide services to, any other person or entity during any period during which the Executive remains subject to any of the covenants set forth in Section 5 of the Employment Agreement, the Executive shall provide such employer with written notice of such provisions of the Employment Agreement and this Agreement (which may be effected by advising such prospective employer of the location of the publicly filed agreements) with a copy of such notice or advice delivered simultaneously to the Company, and the Executive authorizes the Company Group to do the same.
5.    Non-Disparagement; Return of Property. Without limiting the generality of Section 4 hereof (including the application of the surviving provisions of the Employment Agreement), the Executive further agrees as follows:
A.    The Executive hereby agrees from the date hereof through the expiration of the 18-month period following the Termination Date (i) not to participate or engage in any trade or commercial disparagement of the business or operations of any member of the Company Group; and (ii) not to make any disparaging remarks or communications of any type concerning any member of the Company Group or any of the officers, directors, employees, partners, members, managers, shareholders or agents of any member of the Company Group. Nothing in this Section 5A shall not prohibit disclosure (x) as may be ordered by any regulatory agency or court or as required by other lawful process, or (y) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement.
B.    The Executive hereby agrees to deliver to the Company as soon as practicable and in no event later than the Termination Date, and retain no copies of, any memoranda, notes, lists, records and other documents or papers (and all copies thereof), including items stored in computer memories, in smartphones, in the cloud, on microfilm or by other means, made or compiled by the Executive, or made available to the Executive relating to the

Company Group, its business or the Executive’s position at the Company Group, and all equipment and property of any member of the Company Group which may be in the Executive’s possession or under the Executive’s control, whether at the Company Group’s offices, the Executive’s home or elsewhere, including all such papers, work papers, notes, documents, telephones, computers and any other equipment in the Executive’s possession. The Executive agrees that all such material is and shall remain the property of the Company Group.
C.    The Chief Executive Officer of the Company is willing to serve as a reference for the Executive for subsequent employment positions.
6.    Remedies and Injunctive Relief. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 4 and 5 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, confidential information and other legitimate interests of the Company Group; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive therefore agrees that the Company Group, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The Parties further agree that, in the event that any provision of Section 4 or 5 hereof shall be determined by a court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

7.	Acknowledgment and Release.
A.    In consideration of the Company Group’s agreement to provide the Executive with compensation and benefits under this Agreement to which the Executive would not otherwise be entitled (in the absence of the Executive’s agreement to the terms of this Section 7), the Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to the Executive’s employment or termination of employment with, or his serving in any capacity in respect of, any member of the Company Group, both known and unknown, in law or in equity, which the Executive may now have or ever had against any member of the Company Group or any shareholder, partner, member, employee, director, manager, agent or officer of any member of the Company Group (collectively, the “Releasees”) from the beginning of time to the date hereof. This includes, but is not limited to, (i) any claim for any severance benefit which but for this Agreement might have been due the Executive under any previous agreement executed by and between any member of the Company Group and the Executive (ii) any discrimination claim based on race, religion, color, national origin, age, sex, sexual orientation or preference, disability, or other protected class, or retaliation; (iii) any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA”), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988, and the Sarbanes-Oxley Act of

2002, all as amended; (iv) any claim for wrongful termination, back pay, future wage loss, and injury subject to relief under the Workers’ Compensation Act; and (v) any claim under any other common law, public policy, contract (whether oral or written, express or implied) or tort law and/or any other local, state or federal law, regulation or ordinance. By signing this Agreement the Executive acknowledges that he intends to waive and release any rights known or unknown he may have against the Releasees under these and any other laws.
B.    Notwithstanding Section 7A, all of the Executive’s rights to (i) the payments and benefits under this Agreement; (ii) accrued vested benefits under employee benefit plans of the Company Group subject to the terms and conditions of such plans and applicable law; (iii) coverage under the Company Group’s directors and officers liability insurance policy in accordance with the terms of such policy; and (iv) bring claims that may not be released by law, in each case under (i), (ii), (iii), and (iv) shall continue.
C.    The Executive acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination thereof (each individually a “Proceeding”). The Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted.
D.    The Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Executive understands that by entering into this Agreement, he will be limiting the availability of certain remedies that he may have against the Company Group and also limiting his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in this Section 7 shall prevent the Executive from (i) initiating or causing to be initiated on his behalf any complaint or Proceeding against the Company Group before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in this Agreement (but no other portion of such waiver), or (ii) initiating or participating in an investigation or Proceeding conducted by the EEOC.
E.    The Executive acknowledges that he has been given twenty-one (21) days from the date of receipt of this Agreement to consider all the provisions of this Agreement and, if he executes this Agreement prior to the expiration of such twenty-one (21) day period, he does hereby knowingly and voluntarily waive said twenty-one (21) day period. The Parties each agree that the modifications to this Agreement from the version previously distributed to the Executive do not restart such twenty-one (21) day period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY GROUP TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN THIS SECTION 7 AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.
F.    The Executive shall have seven (7) days from the date of his execution of this Agreement to revoke this Agreement, including the release given under this Section 7 with respect to all claims referred to herein (including, without limitation, any and all claims arising under the ADEA). If not so revoked during such seven-day period, this Agreement shall become effective on the eighth (8th) day following the Executive’s execution of this Agreement. If the Executive revokes this Agreement including, without limitation, the release given under this Section 7 the Executive will be deemed not to have accepted the terms of this Agreement, including any action required of the Company Group by any Section of this Agreement. For purposes hereof, the date of effectiveness of this Agreement after the expiration of such seven day revocation period shall be referred to as the “Release Effective Date.”
G.    Notwithstanding any other provision in this Agreement or any other agreement that Executive may have entered with the Company Group  prior to the date hereof, including, but not limited to, the Employment Agreement (collectively, the “Agreements”), nothing contained in any of the Agreements (i) prohibit Executive from reporting to the staff of the SEC possible violations of any law or regulation of the SEC, (ii) prohibit Executive from making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit Executive’s right to receive an award for information provided to the SEC staff in accordance with the foregoing. Please note Executive does not need the prior authorizations of the Company Group to engage in such reports, communications or disclosures and Executive is not required to notify the Company Group if Executive engages in any such reports, communications or disclosures.
Representations of the Executive; Advice of Counsel.
H.    Prior to execution of this Agreement, the Executive was advised by the Company Group of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company Group’s directors, managers, officers, employees, members, shareholders, partners or agents which are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney. The Executive acknowledges that except as set forth expressly herein, no promises or representations have been made to him in connection with his separation from the Company Group, or the terms of this Agreement. The Executive acknowledges and agrees that Executive was represented by counsel and has expressly agreed to the provisions in this Agreement.

8.	Miscellaneous.
A.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
If to the Company Group:

DHI Group, Inc.
1040 Avenue of the Americas, 8th Floor
New York, New York 10018
Attn: General Counsel

If to the Executive:

Shravan Goli
4767 Hilltop View Place
San Jose, CA 95138

or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.
B.    Successors. This Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and permitted assigns. This Agreement is personal to the Executive and shall not be assignable by the Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of the Executive, and any assignment in violation of this Agreement shall be void.
C.    Taxes. The Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under this Agreement. Notwithstanding any other provision of this Agreement, the Company Group may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes, including without limitation any applicable employment taxes that are required to be withheld by applicable laws and regulations.
D.    Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.
E.    Non-Admission of Wrongdoing. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of any member of the Company Group.
F.    Governing Law; Venue; Waiver of Trial by Jury. This Agreement shall be deemed to be made in the State of New York, and the validity, interpretation, construction and performance of this Agreement in all respects shall be governed by the laws of the State of New York without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or drafted such provision. The Executive acknowledges and agrees that Executive was represented by counsel and has expressly agreed to the provisions in this Agreement, including without limitation this Section 9. Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if subject matter jurisdiction in that court is not available, in any state court located within the Borough of Manhattan, New York) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the Parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 9F; provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 9F or enforcing any judgment obtained by the Company. The agreement of the Parties to the forum described in this Section 9 is independent of the law that may be applied in any suit, action, or proceeding and the Parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The Parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 9F, and the Parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The Parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 9F shall be conclusive and binding upon the Parties and may be enforced in any other jurisdiction. The Parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such Party at such Party’s address specified in Section 9A. Each Party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each Party hereto (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9F. Each Party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement (except to the extent that a court orders one of the Parties to pay the fees, costs and expenses of the other Party).
G.    Entire Agreement. This Agreement and the provisions of the Employment Agreement incorporated herein, the 2012 Omnibus Equity Award Plan (the “Equity Plan”) and the award agreements evidencing the equity grants (“Award Agreements”) are the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes any other agreement relating thereto, whether written, oral, express or implied, between the Parties or between any member of the Company Group and the Executive. For the avoidance of doubt, the Executive reaffirms his understanding that the waiver and release provided in Section 7A of this Agreement will prevent the Executive from receiving, under any agreement other than this Agreement, any severance or similar payments or benefits from the Company Group including without limitation under any other prior agreements, whether written, oral, express or implied. Other than this Agreement and the provisions of the Employment Agreement incorporated herein, there are no agreements of any nature whatsoever between the Executive and the Company Group that survive this Agreement. This Agreement may not be modified or amended, nor may any rights under this Agreement be waived, except in a writing signed and agreed to by the Parties.
H.    Counterparts. This Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each Party hereto confirms that any facsimile copy of such Party’s executed counterpart of this Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

9.	Section 409A.
A.    This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the Parties consistent with such intent. If either Party in good faith notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the Parties shall promptly and reasonably consult with each other, and shall use their efforts to reform the provisions of this Agreement, as appropriate, to (i) maintain to the extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company Group and (ii) to the extent reasonably practicable, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the Executive or the Company Group. Notwithstanding the foregoing, in no event shall any member of the Company Group indemnify or be responsible for any taxes imposed on the Executive under Section 409A.
B.    Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treasury Regulation § 1.409A‑1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation § 1.409A‑1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A‑1 through A-6.
C.    Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the day and the year first above written.
DHI GROUP, INC.
By: /s/ Brian P. Campbell
Name: Brian P. Campbell
Title: Vice President, Business and Legal Affairs and General Counsel

DICE INC.
By: /s/ Brian P. Campbell
Name: Brian P. Campbell
Title: Vice President, Business and Legal Affairs and General Counsel
SHRAVAN GOLI

By: /s/ Shravan Goli

[Signature page to Shravan Goli Separation Agreement]

Exhibit A

Section 3. Employee Inventions and Ideas.
(a)The Employee will maintain current and adequate written records on the development of, and disclose to the Company, all Inventions (as defined herein). "Inventions" shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expression, research, plans for products or services, marketing plans, computer software (including, without limitation, source code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Employee solely or jointly with others during the term of the Employee's employment with the Company, which refer to, are suggested by, or result from any work which the Employee may do during his employment, or from any information obtained from the Company or any affiliate of the Company.
(b)Except for exclusions expressly required under Section 2870 of the California Labor Code, the Inventions shall be the exclusive property of the Company, and the Employee acknowledges that all of said Inventions shall be considered as "work made for hire" belonging to the Company. To the extent that any such Inventions, under applicable law, may not be considered work made for hire by the Employee for the Company, the Employee hereby agrees to assign and, upon its creation, automatically and irrevocably assigns to the Company, without any further consideration, all right, title and interest in and to such materials, including, without limitation, any copyright, other intellectual property rights, moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials. The Company shall have the exclusive right to use the Inventions, whether original or derivative, for all purposes without additional compensation to the Employee. At the Company's expense, the Employee will assist the Company in every proper way to perfect the Company's rights in the Inventions and to protect the Inventions throughout the world, including, without limitation, executing in favor of the Company or any designee(s) of Company patent, copyright, and other applications and assignments relating to the Inventions. The Employee agrees not to challenge the validity of the ownership by the Company or its designee(s) in the Inventions.
(c) Should the Company be unable to secure the Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to the Employee's mental or physical incapacity or any other cause, the Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Employee's agent and attorney in fact, to act for and in the Employee's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by the Employee. The Company shall promptly provide the Employee with written notice of any such action taken by a duly authorized officer of the Company as the Employee's agent and attorney in fact, together with copies of any instruments executed by the Company in connection therewith.
Section 4. Proprietary Information.
(a) The Employee will not disclose or use, at any time either during or after the term of employment, any Confidential Information (as herein defined), except (i) at the request of the Company or an affiliate of the Company or (ii) as required in the performance of the Employee's duties hereunder; provided, however, that if the Employee receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (A) the Employee shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, the Employee shall disclose only

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that portion of the Confidential Information which, based on the written advice of the Employee's legal counsel, is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (C) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof "Confidential Information" shall mean all Company proprietary information, technical data, trade secrets, and know-how, including, without limitation, research, product plans, customer lists, customer preferences, marketing plans and strategies, software, development, inventions, discoveries, processes, ideas, formulas, algorithms, technology, designs, drawings, business strategies and financial data and information, including, but not limited to Inventions, whether or not marked as "Confidential." "Confidential Information" shall also mean any and all information received by the Company from customers, vendors and independent contractors of the Company or other third parties subject to a duty to be kept confidential. Notwithstanding the foregoing, "Confidential Information" shall not include information that is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Employee.
(b) The Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Confidential Information as defined in Section 4(a) above, and equipment furnished to or prepared by the Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Inventions, belong to the Company and shall be promptly returned to the Company upon termination of employment. Following termination, the Employee will not retain any written or other tangible or electronic material containing any Confidential Information or information pertaining to any Invention.
Section 5. Limited Agreement Not to Solicit. While employed by the Company and for a period of twelve (12) months after the termination of the Employee's employment with the Company, the Employee shall not, directly or indirectly, solicit for employment any person who was employed by the Company at the time of the Employee's termination from the Company; provided, however, that the provisions of this Section 5 shall not apply to the Employee's administrative or personal assistant.
Section 7. Post-Termination Period. Because of the difficulty of establishing when any idea, process or invention is first conceived or developed by the Employee, or whether it results from access to Confidential Information or the Company's equipment, facilities, and data, the Employee agrees that any idea, invention, research, plan for products or services, marketing plan, computer software (including, without limitation, source code), computer program, original work of authorship, character, know-how, trade secret, information, data, developments, discoveries, technology, algorithm, design, patent or copyright, or any improvement, rights, or claims relating to the foregoing, shall be presumed to be an Invention if it is conceived, developed, used, sold, exploited or reduced to practice by the Employee or with the aid of the Employee within one (1) year after termination of employment. The Employee can rebut the above presumption if he proves the idea, process or invention (i) was first conceived or developed after termination of employment, (ii) was conceived or developed entirely on the Employee's own time without using the Company's equipment, supplies, facilities, personnel or Confidential Information, and (iii) did not result from or is not derived directly or indirectly, from any work performed by the Employee for the Company or from work performed by another employee of the Company to which the Employee had access.

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